Exhibit 10.112

STOCKHOLDERS AGREEMENT
OF
THE RUSS COMPANIES, INC.
Dated as of
December 23, 2008

STOCKHOLDERS AGREEMENT
OF
THE RUSS COMPANIES, INC.
This STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into and shall be effective as of December 23, 2008 (the “Effective Date”), by and among The Russ Companies, Inc., a Delaware corporation (the “Company”), and those persons listed on Schedule A hereto as stockholders, as such Schedule may be amended from time to time (each a “Stockholder” and collectively, the “Stockholders”).
RECITALS
WHEREAS, on December 23, 2008, the Company has entered into that certain Purchase Agreement (the “Purchase Agreement”) with Russ Berrie and Company, Inc. (“RB”), pursuant to which RB has sold to the Company, and the Company has acquired from RB, its Gift Business (as defined in the Purchase Agreement); and
WHEREAS, entering into this Agreement is a condition to closing the transactions contemplated by the Purchase Agreement; and
WHEREAS, pursuant to the provisions of the Purchase Agreement, RB has been issued 199 shares of the Common Stock, par value $.001 per share, of the Company (the “Common Stock”), having such rights, preferences and privileges as set forth in the Certificate and in this Agreement; and
WHEREAS, the Company has authorized 1,000 shares of Common Stock, 1000 shares of which are issued and outstanding: 199 of such shares are owned by RB and 801 of such shares of owned by Encore Investors II, Inc. (“EI”), all as set forth on Schedule A attached hereto; and
WHEREAS, the Stockholders and the Company wish to make arrangements concerning transfers of Company Capital Stock, the election of Directors, registration rights and certain other matters relating to the operation and governance of the Company.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1 Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings set forth below. Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Purchase Agreement.

“Affiliate” means, with respect to a specified Person: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person, including for this purpose each Person that serves as a director or officer of such specified Person. For purposes of this definition, (a) control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act.
“Applicable Law” means, relative to any Person, any federal, state, local, municipal, foreign, international, multinational or other constitution, law, Order, ordinance, principle of common law, code, regulation, statute or treaty.
“Applicable Share Price” shall initially be $30,150.76, as adjusted for any stock splits, stock dividends, recapitalizations of or any other changes to the Common Stock, and as further adjusted upon the closing of any Dilutive Transactions as provided in Section 5.3 below. All references herein to the Applicable Share Price shall mean the Applicable Share Price as so adjusted.
“Appraised Value” shall mean, in respect of any share of Common Stock on any date herein specified, the fair saleable value of such share of Common Stock (determined without giving effect to the discount for (i) a minority interest, (ii) a lack of voting power or (iii) any lack of liquidity of the Common Stock or to the fact that the Company may have no class of equity registered under the Exchange Act) as of the last day of most recent fiscal month to end within 60 days prior to such date specified, based on the value of the entire equity of the Company, as determined by an investment banking firm selected as described below, adjusted to reflect the aggregate consideration receivable by the Company or the aggregate principal amount of indebtedness of the Company that would be extinguished upon the issuance of any and all securities not outstanding but deemed to be outstanding in the computation of Fully Diluted Outstanding shares of Common Stock, divided by the number of Fully Diluted Outstanding shares of Common Stock. The determination of the Appraised Value per share of Common Stock shall be made by mutual agreement of the Company and RB, or in the absence of such agreement, by an investment banking firm of nationally recognized standing selected by the Company and acceptable to RB. If the investment banking firm selected by the Company is not acceptable to RB and the Company and RB cannot agree on a mutually acceptable investment banking firm, then RB and the Company shall each choose one such investment banking firm and the respective chosen firms shall agree on another investment banking firm which shall make the determination. The Company shall retain, at its sole cost, such investment banking firm(s) as may be necessary for the determination of Appraised Value.
“Business Day” means any day other than Saturday, Sunday, or any legal holiday on which banks are required or permitted to be closed in the State of New York.

“Certificate” means the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on July 3, 2008, as it may hereafter be amended from time to time in accordance with the terms of this Agreement and the DGCL.
“Change of Control” means, with respect to a Person, (i) the sale, lease, exchange or other transfer (other than to a wholly-owned subsidiary of the Person or to an existing stockholder thereof on the date hereof or an Affiliate thereof) by the Person of all or substantially all of its assets to a single purchaser or to a group of associated purchasers; (ii) the purchase of at least a majority of the shares of voting Company Capital Stock, in the case of the Company, and the equivalent thereof, in the case of a Person other than the Company, pursuant to a tender offer or exchange offer (other than an offer by the Person or any stockholder thereof on the date hereof or any Affiliate thereof); (iii) a merger or consolidation pursuant to which the Person shall not survive as an independent corporation and where existing stockholders thereof or their Affiliates immediately prior to the consummation of such merger or consolidation hold less than a majority of the voting stock of the surviving company or (iv) the acquisition (including by means of a merger) by a single purchaser or a group of associated purchasers (other than by an existing stockholder of such Person on the date hereof or any Affiliate thereof) of shares of voting Company Capital Stock, in the case of the Company, and the equivalent thereof, in the case of a Person other than the Company, representing at least a majority of the voting power of the then outstanding Company Capital Stock, in the case of the Company, and the equivalent thereof, in the case of a Person other than the Company, in one or a related series of transactions.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Common Stock” has the meaning set forth in the Recitals.
“Common Stockholders” shall mean those Stockholders owning Common Stock.
“Company Capital Stock” shall mean the Common Stock, Preferred Securities, any Convertible Securities, or any other class of capital stock of the Company, in each case whether owned on the date of this Agreement or acquired thereafter.
“Convertible Securities” shall mean any evidences of indebtedness, shares of stock, warrants or other securities (including Preferred Securities, as appropriate) which are directly or indirectly convertible into or exchangeable for, or constitute or provide a right to acquire, with or without payment of additional consideration in cash or property, additional shares of Common Stock, either immediately or upon the occurrence of a specified date or a specified event.
“Current Market Price” shall mean, in respect of any share of Common Stock on any date herein specified, (a) the Appraised Value per share of Common Stock as at such date, or (b) if there shall then be a public market for the Common Stock, the average of the daily market prices for 30 consecutive Business Days commencing 45 days before such date. The daily market price for each such Business Day shall be (i) the last sale price on such day on the principal stock exchange on which such Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the NASD selected mutually by the Company and RB or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by the Company and one of which shall be selected by RB. The parties hereto agree that as of the date of this Agreement, the Current Market Price shall equal $30,150.76 per share.

“DGCL” means the Delaware General Corporation Law.
“Director” means any member of the Company’s Board of Directors.
“Effective Date” means December 23, 2008.
“Encore” means The Encore Group, Inc., a California corporation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Registration” means (i) a registration relating to the sale of Common Stock to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; or (ii) a registration relating to an SEC Rule 145 transaction.
“Fair Market Value” means, with respect to assets or non-cash consideration, the fair market value thereof as determined in good faith by the Board of Directors; provided, however, that if the relevant Stockholders in good faith disagree with the Board’s valuation, and so indicate by notice to the Company within 30 days of receipt of such valuation, fair market value shall be as determined by an Independent Financial Expert.
“Former Encore Stockholders” means the following individuals: Richard D. Snow, Eldridge C. Hanes, Jose E. Munoz, Jr. Employee Retirement Trust, Ken Siemers, Alan G. Sanford, Edward W. Sanford, III, Garyr Frankhauser, Saverio Barbiere, Jeffrey S. Grissen and Barbara B. Campbell.
“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“Fully Diluted Outstanding” shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock outstanding at such date and all shares of Common Stock issuable in respect of any Convertible Securities outstanding on such date which would be deemed outstanding in accordance with GAAP for purposes of determining book value or net income per share on a fully-diluted basis, but excluding any shares of Common Stock issuable in respect of Convertible Securities if including them in the calculation of Fully Diluted Outstanding would result in an increase in book value or net income per share.

“GAAP” means Generally Accepted Accounting Principles, as such term is defined by the Federal Accounting Standards Advisory Board.
“Governmental Authority” means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.
“Independent Financial Expert” means a nationally recognized independent valuation or appraisal firm selected by the Board and reasonably acceptable to the Stockholders to whom the relevant valuation relates as having appropriate experience in valuations of the nature required and which certifies that it does not (and the directors and officers of which do not) have a material direct or indirect financial interest in either the Company or the determination of Fair Market Value. The fees and costs of any Independent Financial Expert selected by the Company shall be paid by the Company.
“IPO” — as defined in Section 2.3.
“Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“Ownership Percentage” means, with respect to any Stockholder, a fraction (expressed as a percentage), the numerator of which is the total number of shares of Common Stock then owned by such holder, and the denominator of which is the total number of shares of Common Stock then outstanding.
“Permitted Transfer” means any Transfer of all or any part of the shares of Common Stock; (1) pursuant to SEC Rule 144 or pursuant to an effective registration statement under the Securities Act, (2) by a Former Encore Stockholder (i) to another Former Encore Stockholder or RB; (ii) to any revocable United States trust for the benefit of such Former Encore Stockholder of which such former Encore Stockholder is the trustee; (iii) with respect to any such Former Encore Stockholder that is a natural Person, to any United States trust for the benefit of such Former Encore Stockholder’s immediate family provided that (A) such Former Encore Stockholder or another Former Encore Stockholder acts as trustee or co-trustee for such trust and (B) such trust agrees to be bound, for so long as it holds such shares of Common Stock, by the same terms and conditions of this Agreement, as if the shares of Common Stock were still held by such transferor; (iv) that has been approved by the prior written consent of the Stockholders, or (v) to the heirs of a Former Encore Stockholder upon the death of a Former Encore Stockholder; or (3) by RB (i) to an affiliate of RB, (ii) to a Former Encore Stockholder or the Company, or (iii) that has been approved by the prior written consent of the Stockholders. Following a Permitted Transfer, the transferee in such transfer may further transfer any shares of Common Stock and have such further transfer constitute a “Permitted Transfer” hereunder only to the extent such further transfer would have been a Permitted Transfer under the foregoing definition if made by the Person who was the transferor in such original Transfer. Notwithstanding the foregoing, for any Transfer to be deemed a “Permitted Transfer”, such Transfer must be made in compliance with the Securities Act and applicable state securities laws.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Securities” means any series or class of equity securities of the Company other than Common Stock that has priority in terms of operating and/or liquidating distributions from the Company over the Common Stock.
“RB” means Russ Berrie and Company, Inc., a New Jersey corporation.
“Registrable Securities” means, as of any date, with respect to any Stockholder, all shares of Common Stock and shares of Common Stock underlying any Convertible Securities owned by such Stockholder on such date (in each case whether owned on the date hereof or hereafter acquired), excluding in all cases, however, any securities with respect to which registration rights have terminated pursuant to Section 6.8 of this Agreement.
“SEC” means the Securities and Exchange Commission.
“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, as amended, or any successor thereto.
“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act, as amended, or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Stockholder, except for the fees and disbursements of the selling Stockholders’ counsel borne and paid by the Company as provided in Section 6.5.
“Subsidiary” means, with respect to any specified Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such specified Person.
“Transfer” means, with respect to shares of the Company Capital Stock, any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage or other disposition thereof.

ARTICLE II
INFORMATION RIGHTS
Section 2.1 Delivery of Financial Statements.
(a) The Company shall deliver to each Stockholder:
(i) as soon as practicable, but in any event within two business days after the required date of delivery to the Company’s senior lender: (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements shall be prepared in accordance with GAAP and shall be audited and certified by independent public accountants of nationally recognized standing selected by the Company, and shall set forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year; notwithstanding the foregoing, the Company agrees to provide the information required under this subsection (a)(i) for fiscal year end December 31, 2008 no later than the earlier of (x) sixty (60) days after the end of such fiscal year of the Company or (y) the date specified above, and
(ii) as soon as practicable (for each of the first three (3) quarters of each fiscal year of the Company), but in any event within two business days after the required date of delivery to the Company’s senior lender: unaudited statements of income and of cash flows for each such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of each such fiscal quarter, and, in the case of the second and third quarters, for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP); and
(iii) with respect to the financial statements called for above in Sections 2.1 (a) and (b), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were true, complete, and correct, prepared in accordance with GAAP consistently applied with prior practice for earlier periods, and fairly present the financial condition of the Company and its results of operation for the periods specified therein.
(b) If, for any period, the Company has any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries.
(c) If applicable, the Company will file on or before the required date all regular or periodic reports (pursuant to the Exchange Act) with the SEC and will deliver to each Stockholder promptly upon their becoming available one copy of each report, notice or proxy statement sent by the Company to its stockholders generally, and of each regular or periodic report (pursuant to the Exchange Act) and any registration statement, prospectus or written communication, filed or otherwise furnished by the Company with or to (i) the SEC or (ii) any securities exchange on which shares of Common Stock are listed.

(d) Notwithstanding the foregoing, at the request of RB, the Company shall provide to RB, as soon as practicable following such request, any additional financial information and/or statements readily available to the Company (and/or not unreasonably burdensome to produce) that RB reasonably determines in good faith is necessary or appropriate in connection with the preparation of RB’s public filings. The Company agrees that upon receipt of any such request, it shall in good faith use its best efforts to produce such information sufficiently in advance of any applicable filing deadline of RB.
Section 2.2 Inspection. The Company shall permit each Stockholder, at the Stockholder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Stockholder; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel. Any such examination or audit undertaken pursuant to this Section 2.2 shall be made only upon not less than two (2) days’ prior written notice to the Company.
Section 2.3 Termination of Information Rights. The covenants set forth in Sections 2.1 and 2.2 above shall terminate and be of no further force or effect (i) immediately after the consummation of any initial underwritten public offering of the Company’s Common Stock that results in the listing of such Common Stock on a national securities exchange (an “IPO”), or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, whichever event occurs first.
Section 2.4 Confidentiality. Each Stockholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any non-public information of the Company obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement) (“Confidential Information”), unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.4 by such Stockholder), (b) is or has been independently developed or conceived by the Stockholder without use of the Company’s Confidential Information, or (c) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Section 2.4; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

ARTICLE III
GOVERNANCE OF THE COMPANY
Section 3.1 Board of Directors. Each Stockholder shall vote, or cause to be voted, all shares of voting Company Capital Stock now owned or hereafter acquired by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors; provided however, that upon the issuance of any Preferred Securities in accordance with the terms of Section 5.1 hereof, the number of persons serving on the Board may be increased to no more than nine (9) Directors.
Section 3.2 Board Composition.
(a) Election of Directors. Subject to Section 3.3 below and the provisions of the License Agreement pertaining to the right of RB to designate one additional director during any period in which royalties under such License Agreement are in arrears, which are incorporated by reference herein, each Stockholder shall vote, or cause to be voted, all shares of voting Company Capital Stock now owned or hereafter acquired by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held, and at any adjournment or postponement thereof, or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:
(i) Subject to the right of the holders of any Preferred Securities issued in accordance with Section 5.1 to elect directors, five (5) Directors designated by the Common Stockholders other than RB (the “Common Designees”), which individuals shall initially include Richard Snow (“Snow”) and Eldridge Hanes (“Hanes”).
(ii) Two (2) Directors designated by RB (the “RB Designees”), which individuals shall initially be Bruce G. Crain and Mario Ciampi.
(b) Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.
(c) Quorum and Voting. At all meetings of the Board, a majority of the total number of Directors (whether present in person or by telephone or other means of telecommunication) shall constitute a quorum for the transaction of business and, unless otherwise specified herein, or otherwise provided by law, the act of the majority of the Directors shall be the act of the Board. If a quorum shall not be present, the Directors present thereat may adjourn the meeting from time to time, without notice, other than an announcement at the meeting, until a quorum shall be present.

(d) Removal of Board Members. Each Stockholder also shall vote, or cause to be voted, all shares of voting Company Capital Stock now owned or hereafter acquired by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:
(i) no Director elected pursuant to subsection (a) above may be removed from office unless (A) such removal is directed or approved by the affirmative vote of the Stockholders entitled under subsection (a) to designate that director, or (B) to the extent such Director is an employee of the Company, such Director’s employment with the Company has been terminated for Cause, or (C) such removal is for cause in accordance with the DGCL;
(ii) any vacancies created by the resignation, removal or death of a Director elected pursuant to subsection (a) above shall be filled pursuant to the provisions of this Section 3.2; and
(iii) upon the request of any party entitled to designate a Director as provided in subsection (a) above to remove such Director, such Director shall be removed and replaced in accordance with the provisions of this Section 3.2.
All Stockholders shall execute any written consents required to perform the obligations of this Agreement, and the Company shall at the request of any party entitled to designate Directors to call a special meeting of stockholders for the purpose of electing Directors. In connection therewith, the Company shall conduct a background check, at the Company’s expense, on all persons proposed to become a member of the Board of Directors.
Section 3.3 Election of Directors by RB pursuant to the License Agreement. Notwithstanding the foregoing, and in addition to the rights granted to RB pursuant to Section 3.2, in the event the Company at any time fails to pay any royalty required under the License Agreement pursuant to the terms thereof (a “Royalty Default”), during the continuance of any such Royalty Default, pursuant to the terms of the License Agreement, RB shall have the right to appoint one of the seven directors required under Section 3.1 above (the “Licensor Designee”), and each Stockholder shall vote, or cause to be voted, all shares of voting Company Capital Stock now owned or hereafter acquired by such Stockholder, or over which such Stockholder has voting control, as shall be necessary to ensure that the Licensor Designee shall be elected to the Board, at the request of RB, at all times during the continuance of a Royalty Default. Upon the curing of any such Royalty Default by the Company, the right of RB to elect a Licensor Designee shall cease; and thereafter, the members of the Board shall be elected in accordance with Section 3.2 above. At any time during a Royalty Default, notwithstanding the provisions of Section 3.2(a)(i), the Common Stockholders other than RB shall be entitled to designate one fewer Common Designees than the number specified in Section 3.2(a)(i), and RB shall be entitled to designate two (2) RB Designees and one (1) Licensor Designee. The provisions of Section 3.2(b) and (d) will apply to any Licensor Designee.

Section 3.4 Dividend Restrictions. The Stockholders agree that the Company shall not pay any dividends (other than dividends payable solely in Common Stock) with respect to its Common Stock: (i) until such time as all amounts outstanding under the Seller Note shall have been paid in full, (ii) during the existence of any Royalty Default, and (iii) if the Licensor under the License Agreement has exercised its option to require the Licensee thereunder to purchase the Retained IP under Section 2.3 thereof, during any period in which any portion of the purchase price therefor remains unpaid.
Section 3.5 Board Meetings. The Stockholders and the Company agree that the Bylaws of the Company shall provide for the following: (i) a minimum of four (4) meetings of the Board of Directors which must actually be held annually, (ii) three (3) business days’ prior written notice will be required for any meeting of the Board of Directors; and (iii) telephonic meetings of the Board of Directors.
ARTICLE IV
TRANSFER OF SHARES
Section 4.1 Transfers by Stockholders.
(a) Limitations on Transfer. From and after the Effective Date, no Stockholder shall Transfer, directly or indirectly, all or any portion of such Stockholder’s shares of Company Capital Stock (whether owned on the date hereof or hereafter acquired) unless such transfer is a Permitted Transfer or otherwise made in accordance with the provisions of this Article IV. Any such Transfer (i) must be made pursuant to and in accordance with this Article IV and (ii) must be made in compliance with the Securities Act and applicable state securities laws. No Transfer shall be recognized by the Company, nor shall the Company be liable or responsible in respect of any Transfer or transferee, until the requirements of this Article IV have been complied with.
(b) Notice of Transfer, Limitations, etc. Notwithstanding anything to the contrary set forth in this Agreement:
(i) Each Stockholder agrees, prior to any Transfer of any shares of Company Capital Stock to give written notice to the Company of such holder’s intention to affect such Transfer and to comply in all other respects with the provisions of this Article IV. Each such notice shall describe the manner and circumstances of the proposed Transfer and shall be accompanied, if reasonably requested by the Company, by the written opinion, addressed to the Company, of counsel for the holder of the shares of Company Capital Stock as to whether in the opinion of such counsel (which counsel shall be reasonably satisfactory to the Company) such proposed Transfer involves a transaction requiring registration of such shares of Company Capital Stock under the Securities Act; provided, however, that no opinion of counsel shall be required for any Transfer pursuant to SEC Rule 144 or an effective registration statement under the Securities Act, provided that the Company shall be provided with customary written representations relating to such transaction.

(ii) If in the opinion of such counsel (if such opinion is required hereunder) the proposed Transfer of the shares of Company Capital Stock may be effected without registration under the Securities Act, the holder of the shares of Company Capital Stock shall thereupon be entitled to Transfer the shares of Company Capital Stock in accordance with the terms of the notice delivered by it to the Company to the extent such Transfer is otherwise permitted under this Article IV.
(iii) No Transfer of any Stockholder’s shares of Company Capital Stock to any transferee or assignee (other than a transferee or assignee that was already a Stockholder immediately prior to such Transfer; or a Transfer pursuant to SEC Rule 144 or an effective registration statement under the Securities Act), shall be effective until such transferee or assignee executes and delivers to the Board of Directors a copy of this Agreement or a counterpart hereof whereby such transferee or assignee agrees to be bound by the provisions of this Agreement. Any Stockholder who is admitted as a Stockholder of the Company pursuant to an effective Transfer consummated in accordance with this Article IV shall succeed to all the rights and be subject to all the obligations of the transferring Stockholder hereunder in respect of the interest as to which it was substituted. The terms “Stockholder” and “Stockholders” used in this Agreement shall be deemed to apply to and include each substituted and additional Stockholder admitted as a Stockholder to the Company pursuant to this Article IV, and Schedule A shall be amended accordingly.
(c) Notwithstanding anything herein to the contrary, subject only to Sections 4.1(b) and 4.2, and except for a Transfer in accordance with Section 4.4(c) or 4.5 (which shall be permitted without limitation), RB shall be permitted to Transfer any shares of Company Capital Stock held by it to any Person other than a direct competitor of the Company’s gift business upon the Company’s approval, which shall not be unreasonably withheld or delayed (for purposes of clarity, the Company may reasonably withhold its approval if the proposed RB transferee is a direct competitor of the Company’s gift business).
Section 4.2 Right of First Offer.
(a) Transfers of Shares of Company Capital Stock. If any Stockholder (the “Offerer”) proposes to make a sale, other than a Permitted Transfer or a Transfer pursuant to Section 4.4(a) or 4.5, of all or any portion of such Offerer’s shares of Company Capital Stock (a “Proposed Transfer”) to one or more Persons then, prior to engaging in such Proposed Transfer, the Offerer shall first comply with this Section 4.2.
(b) Notice. The Offerer shall give written notice (the “Offering Notice”) to each other Common Stockholder, which Offering Notice shall set forth (i) the number of shares of Common Stock that the Offerer desires to Transfer (the “Offered Shares”); (ii)) the proposed selling price per share for such Offered Shares (the “Offer Price”); (iv) a scheduled closing date for the Proposed Transfer (the “Scheduled Closing Date”) (which Scheduled Closing Date shall in no event be less than forty five (45) days nor more than one hundred twenty (120) days after the Offerer’s delivery of the Offering Notice) and (v) the other material terms and conditions of such Proposed Transfer. Each such Offering Notice shall constitute an offer by the Offerer to each other Common Stockholder (each a “ROFO Purchaser”) to sell to each ROFO Purchaser the Offered Shares at the Offer Price per share.

(c) Action by Purchaser. Within thirty (30) days of receipt of an Offering Notice (the “ROFO Period”), each ROFO Purchaser desiring to purchase all or any portion of the Offered Shares shall deliver to the Offerer a written notice (a “ROFO Notice”) setting forth the number of the Offered Shares that such ROFO Purchaser desires to purchase. Delivery of a ROFO Notice by a ROFO Purchaser shall constitute an irrevocable and unconditional offer by such ROFO Purchaser to purchase the number of Offered Shares set forth therein for the Offer Price per share in cash and upon the other applicable terms and conditions set forth in the Offering Notice. Failure by a ROFO Purchaser to deliver a ROFO Notice with respect to a Proposed Transfer prior to the expiration of the applicable ROFO Period shall be regarded as a waiver by such ROFO Purchaser of its rights set forth in this Section 4.2 with respect to such Proposed Transfer.
(d) Transfer of Offered Shares. In the event that, upon expiration of the ROFO Period, the Offerer shall have received ROFO Notices which collectively offer to purchase all of the Offered Shares, then the Offerer shall be obligated to Transfer to each ROFO Purchaser that has delivered a ROFO Notice the number of Offered Shares set forth in each such ROFO Purchaser’s ROFO Notice; provided that, in the event the Offerer shall have received ROFO Notices which collectively offer to purchase more Offered Shares than the Offerer is offering to sell, then the Offered Shares shall be allocated among the ROFO Purchasers, pro rata, in accordance with their respective Ownership Percentage (as determined immediately prior to the relevant Proposed Transfer and as determined without giving effect to any shares of Common Stock held by the Offerer in either the numerator or denominator of the fraction set forth in the definition of “Ownership Percentage”). The closing of any Transfer pursuant to this Section 4.2 shall be held at the principal office of the Company at 11:00 a.m. local time on a Business Day chosen by the Company which date shall be no later than the applicable Scheduled Closing Date; provided that such closing may be held at such other time and place as the Offerer and the ROFO Purchasers may agree. At such closing, the Offerer shall deliver such instruments to the ROFO Purchasers, executed by it and in form and substance reasonably satisfactory to the ROFO Purchasers purchasing the Offered Shares as shall be necessary to transfer, assign and convey the Offered Shares to such purchasers, which Offered Shares shall be transferred free and clear of all liens or other encumbrances (other than those imposed under applicable securities laws and this Agreement), against payment of the aggregate Offer Price.
(e) Sale of Offered Shares to Third Party. In the event that, upon expiration of the ROFO Period, the Offerer shall have not received ROFO Notices which collectively offer to purchase all of the Offered Shares, then the Offerer shall have the right, subject to the provisions of Section 4.3, for a period of one hundred twenty (120) days after the expiration of the ROFO Period (the “Sale Period”) to enter into a binding agreement to sell or to sell all or any portion of the Offered Shares to one or more Persons (herein “Proposed Purchasers”), and to Transfer such Offered Shares to the Proposed Purchasers on or prior to the expiration of the Sale Period (A) at a price no lower than the Offer Price per share, payable in cash at the closing and (B) on terms in all material respects no more favorable to the Proposed Purchasers than those contained in the Offering Notice.

(f) Price Below Offer Price.
(i) In the event that on or prior to the Scheduled Closing Date the Offerer receives and desires to accept a bona fide offer from a bona fide potential purchaser which is more favorable to the potential purchaser than contained in the Offering Notice (the “Revised Offer Price”), the Offerer shall give a written notice (the “Revised Offering Notice”) to each of the remaining Common Stockholders, which Revised Offering Notice shall set forth the Revised Offer Price, which must be payable in cash at the closing of the sale, and other material terms and conditions of such proposed sale. The Revised Offering Notice shall constitute an irrevocable offer by the Offerer to sell the Offered Shares at the Revised Offer Price per share. Within ten (10) days of receipt of a Revised Offering Notice (the “Revised ROFO Period”), the remaining Stockholders may elect, in accordance with Sections 4.2 (b), (c) and (d) above, to purchase all, but not less than all, of the Offered Shares at the Revised Offer Price.
(ii) In the event that, upon expiration of the Revised ROFO Period, the Offerer shall not have received ROFO Notices which collectively offer to purchase all of the Offered Shares, then the Offerer shall be permitted to sell or to enter into a binding agreement to sell all or any portion of the Offered Shares to the Proposed Purchasers, subject to the provisions of Section 4.3, so long as the price and terms at which the Offered Shares are actually sold to the Proposed Purchasers are no more favorable in all material respects than those contained in the Revised Offering Notice and the closing of the sale to the Proposed Purchasers occurs within thirty days following the expiration of the Revised ROFO Period.
(g) If the Offerer shall fail to consummate the Proposed Transfer as to all of the Offered Shares on or prior to the later of the (i) expiration of the Sale Period or (ii) the expiration of the permitted sale period described in (f)(ii) above, if applicable, the Offered Shares that have not been sold shall again become subject to all of the restrictions of this Agreement, including, without limitation, the restrictions on transfer set forth in this Section 4.2.
(h) The Company shall use commercially reasonable efforts to assist an Offerer and potential purchasers of the Offered Shares by providing information about the Company, subject to the execution of a confidentiality agreement in form and substance satisfactory to the Company by such potential purchasers.

(i) Notwithstanding the foregoing, the provisions of this Section 4.2 shall be inapplicable to Sale of the Company in accordance with Section 4.4(a) below.
Section 4.3 Tag Along Rights.
(a) Transfers by Common Stockholders. If one or more Common Stockholders other than RB propose to sell at least 5% of the issued and outstanding shares of Common Stock (the “Selling Stockholders”), other than a Permitted Transfer or a transaction that is subject to the provisions of Section 4.4 (a “Tag Along Transfer”, and the shares of Common Stock so proposed to be Transferred, the “Tag Shares”) to one or more Persons (the “Tag Purchasers”) then, after complying with the provisions of Sections 4.2, if applicable, but prior to engaging in such Tag Along Transfer, the Selling Stockholders shall first comply with this Section 4.3.
(b) Proposed Tag Notices. The Selling Stockholders shall give written notice (a “Proposed Tag Notice”) to each other Common Stockholder (a “Tag Holder”), which Proposed Tag Notice shall set forth (i) that the Selling Stockholders are offering the Tag Holder the opportunity to participate in the Tag Along Transfer in the manner set forth in this Section 4.3; (ii) the number of Tag Shares that the Selling Stockholders desire to Transfer in such Tag Along Transfer; (iii) the consideration being offered by the Tag Purchasers per share for such Tag Shares (the “Tag Price”); (iv) a description of any non-cash consideration being offered by the Tag Purchasers; (v) any other material terms and conditions of the Tag Along Transfer (including, without limitation, conditions precedent) and (vi) notice of the proposed closing date for such Tag Along Transfer, which shall not be less than thirty (30) days following such notice. If the consideration offered by the Tag Purchasers consists in whole or in part of consideration other than cash, the Selling Stockholders will provide such information, to the extent reasonably available to the Selling Stockholders, relating to such consideration as each of the Tag Holders may reasonably request in order to evaluate such non-cash consideration.
(c) Tag Elections. Within thirty (30) days of receipt of a Proposed Tag Notice (the “Tag Along Period”), each Tag Holder that desires to participate in such Tag Along Transfer shall deliver to the Selling Stockholders and each other Tag Holder a written notice (a “Tag Along Notice”) setting forth the number of shares of Common Stock that such Tag Holder desires to sell to the Tag Purchasers in the Tag Along Transfer. Delivery of a Tag Along Notice by a Tag Holder (a “Tag Along Participant”) shall constitute an irrevocable and unconditional offer by such Tag Along Participant to the Tag Purchasers to sell to the Tag Purchasers the number of shares of Common Stock set forth therein on the same terms and conditions as the Selling Stockholders as set forth in the Proposed Tag Notice; provided that such Tag Along Participant shall not be obligated to consummate such sale if the Selling Stockholders either fail to sell its Tag Shares or otherwise deviate from the terms set forth in such Proposed Tag Notice.
(d) Right to Transfer. In the event that no Tag Holder delivers a Tag Along Notice prior to the expiration of the Tag Along Period, the Selling Stockholders shall have the right to sell all or any of the Tag Shares to the Tag Purchasers (i) at a price no lower than the Tag Price; and (ii) on terms in all material respects no more favorable to the Selling Stockholders than those contained in the Proposed Tag Notice; provided, however, that (A) in the event that the consideration to be received by the Selling Stockholders from the Tag Purchasers in connection with the Tag Along Transfer consists in whole or in part of consideration other than cash, in determining whether such Tag Along Transfer complies with the requirement set forth in clause (i) above, the Common Stockholders agree that the Fair Market Value of such non-cash consideration, determined as set forth in the definition thereof, shall be binding upon the Common Stockholders, and (B) such Tag Purchasers shall agree in writing with the Company and the other Common Stockholders, as a condition to such Tag Along Transfer, to be bound by all of the provisions of this Agreement to the same extent as the other parties are bound by this Agreement. With respect to any proposed Tag Along Transfer, if the Selling Stockholders shall fail to consummate a sale of all of the Tag Shares to the Tag Purchasers on or prior to the one hundred eightieth (180th) day following the expiration of the Tag Along Period relating to such Tag Along Transfer, any Tag Shares not so sold within such one hundred eighty (180) day period shall again become subject to all of the restrictions of this Agreement, including, without limitation, the restrictions on transfer set forth in this Section 4.3.

(e) Delivery of a Tag Along Notice. In the event that one or more Tag Along Participants delivers a Tag Along Notice prior to the termination of the Tag Along Period, the Selling Stockholders shall use all commercially reasonable efforts to cause the Tag Purchasers to agree to acquire all of the shares of Common Stock desired to be sold by such Tag Along Participants, as set forth in each such Tag Along Participant’s Tag Along Notice, for the same consideration and upon the same terms and conditions as applicable to the Selling Stockholders, as set forth in the Proposed Tag Notice.
(i) In the event that the Tag Purchasers agree to purchase all such shares of Common Stock, (i) the Selling Stockholders shall be entitled to sell to the Tag Purchasers all of the Tag Shares and (ii) each of the Tag Along Participants shall be entitled to sell to the Tag Purchasers all of the shares of Common Stock identified on each such Tag Along Participant’s Tag Along Notice, in each case in accordance with Section 4.3(f).
(ii) In the event that the Tag Purchaser is unwilling or unable to acquire all such shares of Common Stock proposed to be included in the Tag Along Transfer upon such terms, such Tag Along Participants shall have the opportunity and right to sell to the Tag Purchasers (upon the same terms and conditions as the Selling Stockholders) up to that number of shares of Common Stock representing Common Stock at the time held by such Tag Along Participant as shall equal the product of (i) a fraction, the numerator of which is the number of shares of Common Stock owned by such Tag Along Participant as of the date of such proposed Transfer and the denominator of which is the aggregate number of shares of Common Stock owned as of the date of such Tag Along Notice by the Selling Stockholders and by all Tag Along Participants so electing to sell Common Stock pursuant to this Section, multiplied by (ii) the number of shares of Common Stock proposed to be transferred. The amount of Tag Along Shares to be sold by the Selling Stockholders shall be reduced to the extent necessary to provide for such sales of shares by Tag Along Participants, and the Tag Along Participants shall be entitled to sell to the Tag Purchasers the number of shares of Common Stock so allocated to such Person, in each case in accordance with Section 4.3(f), and any shares of Common Stock not sold to such Tag Purchasers shall remain subject to all restrictions of this Agreement, including, without limitation, the provisions of this Section 4.3.

(f) Closing. The closing of any Transfer pursuant to Section 4.3(e)(i) or (ii) shall be held at the principal office of the Company at 11:00 a.m. local time on a Business Day chosen by the Selling Stockholders (upon at least five days notice to the other parties to the transaction); provided that such closing may be held at such other time and place as the parties to the transaction may agree. At such closing each Tag Along Participant shall sell its portion of the shares of Common Stock allocated to it for the same consideration (including non-cash consideration) and on the same terms and conditions as apply to the Tag Along Transfer by the Selling Stockholders to the Tag Purchasers as set forth in the Proposed Tag Notice and shall execute and deliver all documents and instruments which are necessary or desirable to effectuate such sale. Any term or provision hereof to the contrary notwithstanding, a Tag Along Participant shall only be required to make representations and warranties as to its title to the shares of Common Stock being sold by it, and its power, authority and right to enter into the pertinent transaction without contravention of Applicable Law, and no Tag Along Participant shall be obligated in connection with any Tag Along Transfer to agree to indemnify the Tag Purchaser thereunder with respect to representations and warranties other than its own, or (i) in an amount in excess of the proceeds received or to be received by such Tag Along Participant in such Tag Along Transfer or (ii) for any losses arising out of the willful misconduct or fraud of such Tag Purchaser. For the avoidance of doubt, in the event that the Tag Purchasers have offered non-cash consideration for the shares of Common Stock to be purchased by the Tag Purchasers in such Tag Along Transfer, the Selling Stockholders and each Tag Along Participant shall be entitled to receive the same cash and non-cash consideration per share, on a pro rata basis in the same proportion.
Section 4.4 Drag Along Right.
(a) If at any time after the Effective Date, Stockholders holding a majority of the issued and outstanding shares of Common Stock (the “Drag Stockholders”) desire to effect a sale of the Company or all or substantially all of the Company’s assets in either case resulting in a Change of Control of the Company, whether in a single transaction or a series of related transactions and whether by means of merger, consolidation, or sale of stock, assets or otherwise (a “Sale of the Company”), then, the Drag Stockholders desiring to effect such sale shall give written notice thereof to the remaining Stockholders, not less than thirty (30) days prior to taking an action in connection which such sale (the “Sale Consideration Period”). Following the Sale Consideration Period, subject to Section 4.4(b), all Stockholders shall, promptly upon the request of the Drag Stockholders, take all actions set forth below in this clause (a):
(i) consent to, approve, and, to the extent applicable, vote their shares of voting Company Capital Stock in favor of the Sale of the Company, provided that it shall be a condition of such consent that all Stockholders receive the same consideration (in form, amount and proportion) per share of Common Stock to be transferred in connection with the proposed Sale of the Company;
(ii) subject to paragraph (b) below, execute and deliver all documents, instruments and consents which are necessary or desirable to effectuate such Sale of the Company;

(iii) in the event that such Sale of the Company is structured as a merger, consolidation or similar transaction, or a sale of all or substantially all of the Company’s assets, waive any and all dissenters’ rights, appraisal rights or similar rights in connection with such Sale of the Company; and
(iv) in the event that such Sale of the Company is structured as a sale of shares of Common Stock or a similar transaction, sell their shares of Common Stock on the terms and conditions approved by and applicable to the Drag Stockholders.
(b) The rights and obligations of the Stockholders in connection with a Sale of the Company are subject to the following conditions:
(i) all reasonable expenses incurred by the Company in connection with any Sale of the Company shall be borne ratably by the Stockholders in accordance with the proceeds received or to be received by such Stockholders, and all individual expenses incurred by any Stockholder in connection with the Sale of the Company shall be borne by such Stockholder; and
(ii) each Stockholder shall make representations and warranties as to its title to the shares of Common Stock being sold and its power, authority, and right to enter into the pertinent transaction without contravention of Applicable Law, and no Stockholder shall be obligated in connection with any Sale of the Company to agree to indemnify the purchaser thereunder for any representations and warranties other than its own or (i) in an amount in excess of the proceeds received or to be received by such Stockholder in such Sale of the Company or (ii) for any losses arising out of the willful misconduct or fraud of such purchaser.
(iii) in connection with any Sale of the Company, no Stockholders shall be required to agree to limit in any manner the conduct of its business, including, but not limited to, any non-competition agreement, nor shall any Stockholder be required to become subject to any continuing obligations except as provided in clause (ii) above.
(c) In the event a Sale of the Company has not occurred within five years following the Effective Date, and provided RB remains a Stockholder at that time, RB shall have the right to effect a Sale of the Company, subject to compliance with Section 4.2 (other than paragraph (e) thereof), in accordance with the provisions of this Section 4.4, and each of the other Stockholders agree to take the actions required under Section 4.4(a) above as if such Sale of the Company were being effected by Drag Stockholders.
(d) The Drag Stockholders (including RB in the case of a Sale of the Company by RB pursuant to Section 4.4(c) above) agree that in exercising their rights under this Section 4.4, they shall use all commercially reasonable efforts to realize the best possible price for the Company.

Section 4.5 Put by RB.
(a) During the 90-day period following the fifth anniversary of the date of this Agreement (a “Put Event”), RB shall have the right (the “Put Option”), by delivery of a written notice to the Company (the “Put Notice”), and without adherence to Sections 4.2 or 4.3, to cause the Company to purchase, and the Company shall purchase, all of the Common Stock then owned by RB (the “Put Securities”), at a price per share equal to the Applicable Share Price then in effect plus interest at an annual rate of 5%, compounded annually from the Effective Date until the date of closing of the Put Option (the “Put Price”), payable by wire transfer of immediately available federal funds to an account specified by RB.
(b) The closing of the purchase of any Put Securities by the Company pursuant to this Section 4.5 shall take place at the principal office of the Company on such date within 10 Business Days after the Put Notice is delivered to the Company as the Company shall specify to RB in writing. At any such closing, the Company shall deliver the payment for the Put Securities in accordance with paragraph (a) above against delivery of certificates and or other instruments representing, together with stock or other appropriate powers duly endorsed with respect to, the Put Securities specified in the Put Notice, free and clear of all claims, liens and encumbrances (other than pursuant to securities laws or this Agreement).
Section 4.6 Pre-emptive Rights.
(a) Issuances of Company Capital Stock
(i) Proposed Issuances. If the Company proposes to authorize, issue or sell any Company Capital Stock, (a “Proposed Company Transfer”) to one or more Persons then, prior to engaging in such Proposed Company Transfer, the Company shall first comply with this Section 4.6(a).
(ii) Notice. The Company shall give written notice (the “Company Notice”) to each Stockholder, which Company Notice shall set forth (i) the number of shares of Company Capital Stock that the Company desires to issue (the “Sale Shares”); (ii) the proposed selling price per share for such Sale Shares (the “Sale Price”); (iv) a scheduled closing date for the Proposed Company Transfer (the “Scheduled Company Closing Date”) (which Scheduled Company Closing Date shall in no event be less than forty five (45) days nor more than one hundred twenty (120) days after the Company’s delivery of the Company Notice) and (v) the other material terms and conditions of such Proposed Company Transfer. Each such Company Notice shall constitute an offer by the Company to each Stockholder (each a “ROFR Purchaser”) to sell to each ROFR Purchaser the Sale Shares at the Sale Price per share.
(iii) Action by Purchaser. Within thirty (30) days of receipt of a Company Notice (the “ROFR Period”), each ROFR Purchaser desiring to purchase all or any portion of the Sale Shares shall deliver to the Company a written notice (a “ROFR Notice”) setting forth the number of the Sale Shares that such ROFR Purchaser desires to purchase. Delivery of a ROFR Notice by a ROFR Purchaser shall constitute an irrevocable and unconditional offer by such ROFR Purchaser to purchase the number of Sale Shares set forth therein for the Sale Price per share in cash and upon the other applicable terms and conditions set forth in the Company Notice. Failure by a ROFR Purchaser to deliver a ROFR Notice with respect to a Proposed Company Transfer prior to the expiration of the applicable ROFR Period shall be regarded as a waiver by such ROFR Purchaser of its rights with respect to such Proposed Company Transfer.

(iv) Issuance of Sale Shares. In the event that, upon expiration of the ROFR Period, the Company shall have received ROFR Notices which collectively offer to purchase all of the Sale Shares, then the Company shall be obligated to issue to each ROFR Purchaser that has delivered a ROFR Notice (an “Accepting Purchaser”) the number of Sale Shares set forth in each such Accepting Purchaser’s ROFR Notice; provided that, in the event the Company shall have received ROFR Notices which collectively offer to purchase more Sale Shares than the Company is offering to sell, then the Sale Shares shall be allocated among the Accepting Purchasers, pro rata, in accordance with their respective Ownership Percentage (as determined immediately prior to the relevant Proposed Company Transfer). In the event the Company shall have received ROFR Notices which collectively offer to purchase less Sale Shares than the Company is offering to sell, the Company shall provide a notice of such event (the “Re-Offer Notice”) to each Accepting Purchaser (“Re-Offer Purchasers”), specifying the aggregate number of shares of Sale Shares as to which elections to purchase were not received. Each Re-Offer Purchaser shall have the right, within five business days after the date the Re-Offer Notice is given, to elect to purchase (subject to the pro rata adjustments set forth below) all, but not less than all, Sale Shares specified in the Re-Offer Notice. Each Re-Offer Purchaser that desires to exercise such right to purchase additional Sale Shares shall provide the Company with written notice (specifying the number of Sale Shares that it elects to purchase pursuant to the Re-Offer Notice) within such five-day period; the Company shall promptly provide copies of each such notice to the other Re-Offer Purchasers. If the aggregate number of Sale Shares as to which notices of election to purchase are provided with respect to the Re-Offer Notice exceeds the number of Sale Shares available, the right to purchase the Sale Shares shall be allocated pro rata among the Re-Offer Purchasers. The closing of any issuance pursuant to this Section 4.6 shall be held at the principal office of the Company at 11:00 a.m. local time on a Business Day chosen by the Company which date shall be no later than the applicable Scheduled Company Closing Date; provided that such closing may be held at such other time and place as the Company and the Accepting Purchasers may agree. At such closing, the Company shall deliver such instruments to the Accepting Purchasers, executed by it and in form and substance reasonably satisfactory to the Accepting Purchasers purchasing the Sale Shares as shall be necessary to issue the Sale Shares to such purchasers, which Sale Shares shall be transferred free and clear of all liens or other encumbrances (other than those imposed under applicable securities laws and this Agreement), against payment of the aggregate Sale Price.
(v) Issuance of Sale Shares to Third Party. In the event that, upon expiration of the ROFR Period, the Company shall have not received ROFR Notices which collectively offer to purchase all of the Sale Shares, then the Offerer shall have the right, for a period of one hundred twenty (120) days after the expiration of the ROFR Period (the “Issuance Period”) to enter into a binding agreement to sell or to sell all or any portion of the Sale Shares to one or more Persons (herein “Proposed Purchasers”), and to issue such Sale Shares to the Proposed Purchasers on or prior to the expiration of the Issuance Period (A) at a price no lower than the Sale Price per share, payable in cash at the closing and (B) on terms in all material respects no more favorable to the Proposed Purchasers than those contained in the Company Notice.

(vi) Price Below Sale Price.
(A) In the event that on or prior to the Scheduled Company Closing Date the Company desires to issue Sale Shares to a potential purchaser on terms more favorable to the potential purchaser than contained in the Company Notice (the “Revised Company Offer Price”), the Company shall give a written notice (the “Revised Company Offering Notice”) to the Stockholders, which Revised Company Offering Notice shall set forth the Revised Company Offer Price, which must be payable in cash at the closing of the sale, and other material terms and conditions of such proposed sale. The Revised Company Offering Notice shall constitute an irrevocable offer by the Company to sell the Sale Shares at the Revised Company Offer Price per share. Within ten (10) days of receipt of a Revised Company Offering Notice (the “Revised ROFR Period”), the Stockholders may elect, in accordance with Sections 4.6 (ii), (iii) and (iv) above, to purchase all, but not less than all, of the Sale Shares at the Revised Company Offer Price.
(B) In the event that, upon expiration of the Revised ROFR Period, the Company shall not have received ROFR Notices which collectively offer to purchase all of the Sale Shares, then the Company shall be permitted to sell or to enter into a binding agreement to sell all or any portion of the Sale Shares to the Proposed Purchasers, so long as the price and terms at which the Sale Shares are actually sold to the Proposed Purchasers are no more favorable in all material respects than those contained in the Revised Company Offering Notice and the closing of the sale to the Proposed Purchasers occurs within thirty days following the expiration of the Revised ROFR Period.
(vii) If the Company shall fail to consummate the Proposed Company Transfer as to all of the Sale Shares on or prior to the later of the (i) expiration of the Issuance Period or (ii) the expiration of the permitted sale period described in (vi)(B) above, if applicable, the Sale Shares that have not been sold shall again become subject to the provisions of this Section 4.6.
(b) The provisions of this Section 4.6 shall not apply to a public offering registered under the Securities Act.
Section 4.7 IPO or Change of Control of Encore Investors II, Inc.
(a) In the event of the initial sale of the common stock of EI in a public offering registered under the Securities Act, RB shall have the option to exchange all of the Common Stock then owned by RB for that number of shares of common stock of EI sufficient to provide RB a percentage ownership of the issued and outstanding shares of EI common stock (determined after giving effect to the conversion) equal to the percentage ownership of RB in the Company immediately prior to the conversion (all shares so exchanged, the “Parent Shares”)1. In the event that RB exercises this option, (i) all Parent Shares shall be entitled to the rights and subject to the obligations set forth in Article VI hereof, treating all such Parent Shares as Registrable Securities thereunder, and (ii) such Parent Shares: (x) shall not be subject to the transfer restrictions set forth in Article IV, and (y) shall be subject to only such transfer restrictions as may be thereafter applicable to all outstanding shares of common stock of EI after the consummation of such public offering.

[1]	For example, if RB hold 20 shares of Common Stock in the Company and EI holds 80 shares of Common Stock in the Company (for a total of 100 shares of Common Stock outstanding), and there are 300 shares of EI Common Stock outstanding immediately prior to the consummation of the exchange, 75 Parent Shares shall be issued to RB in exchange for its 20 shares of Common Stock in the Company.

(b) In the event of a Change of Control of EI, on or prior to the consummation of such Change of Control, RB shall have the option to exchange all of the Common Stock then owned by RB for an equivalent amount of Parent Shares (determined as set forth in paragraph (a) above), such that RB may participate in any such Change of Control on the same terms and on the same basis as all other holders of common stock of EI.
(c) By execution of this Agreement, EI agrees not to change its capital structure as in existence on the date hereof, and to act solely as a holding company, engaging in no activity other than the holding, owning and/or disposing of shares of Common Stock pursuant to this Agreement.
ARTICLE V
ISSUANCE OF ADDITIONAL SHARES; ANTI-DILUTION PROTECTION AND REDEMPTION RIGHTS
Section 5.1 Additional Stockholders.
(a) Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company Capital Stock after the date hereof to any Person other than a Stockholder on the date hereof, any Person acquiring shares of Company Capital Stock shall become a party to an agreement, satisfactory in form and substance to the Company’s Board of Directors, requiring such Person to be bound by the provisions of Articles III and IV of this Agreement, as appropriate, and Schedule A shall be amended to reflect the status of such Person as a Stockholder hereunder.
(b) Except as provided below, and subject to the provisions of Section 5.1(a) and 5.3 hereof, nothing herein shall prevent the Company from authorizing, issuing or selling any shares of any series or class of Preferred Securities (or Convertible Securities); provided that (i) any such issuance or sale shall be at a price and on such terms and conditions approved by a majority of the Board of Directors and considered fair to the Company by an investment banking firm of nationally recognized standing selected by the Company and reasonably acceptable to RB, and (ii) to the extent the Company authorizes, issues or sells any shares of any series or class of Preferred Securities other than Convertible Securities, such Preferred Securities shall be non-participating. The Company shall retain, at its sole cost, any such investment banking firm(s). In addition, any Preferred Securities and/or Convertible Securities authorized, issued or sold pursuant to this paragraph (b) must provide for mandatory conversion or redemption in the event of a Sale of the Company, as appropriate. Notwithstanding the foregoing, without the prior written consent of RB, no Company Capital Stock may be issued or sold to EI or any Former Encore Stockholder or any of their Affiliates.

Section 5.2 Approved Plans. Subject to the compliance by the Company with the provisions of Article V, the Board of Directors is hereby authorized to cause the Company from time to time to issue additional shares of Common Stock to employees of, or consultants or advisors to, the Company or its Subsidiaries (each a “Recipient”) pursuant to equity compensation plans approved by the Board of Directors (“Approved Plans”). Recipients under any Approved Plan will at no time have the right to acquire an aggregate of more than ten percent (10%) of the then outstanding shares of Common Stock (determined on a Fully-Diluted Outstanding basis).
Section 5.3 Anti-Dilution Protection.
(a) Notwithstanding the foregoing, in the event that the Company at any time after the second anniversary of the date hereof, issues or sells: (i) additional shares of Common Stock, or (ii) any Convertible Securities or rights to acquire Common Stock or Convertible Securities (individually, an “Applicable Security”, and collectively, “Applicable Securities” for consideration in an amount per Applicable Security less than the Current Market Price then in effect (herein a “Dilutive Transaction”) prior to the consummation of an IPO, the number of shares of Common Stock then held by RB and its permitted transferees will automatically be increased (and the additional number of shares of Common Stock to which RB shall become entitled pursuant to this Section 5.3 shall be issued to RB concurrently with the consummation of the applicable Dilutive Transaction), to equal the number determined by dividing $6,000,000 by an “Adjusted Share Price” that is determined upon the closing of the Dilutive Transaction in accordance with the following formula:
Adjusted Share Price = A x [(P + N) / (P + F)], where

A =	the Applicable Share Price in effect immediately prior to the closing of the Dilutive Transaction

P =	the number of shares of Common Stock outstanding immediately prior to the closing of the Dilutive Transaction

N =	the number of shares of Common Stock which the net consideration, if any, received by the Company in the Dilutive Transaction would purchase at the Current Market Price per share of Common Stock in effect immediately prior to the closing of the Dilutive Transaction

F =	the number of additional shares of Common Stock (including the maximum number of shares of Common Stock issuable upon the exchange, conversion or exercise of the Applicable Securities, whether immediately or after the lapse of time or the occurrence of any event) so issued or sold in the Dilutive Transaction
(b) The adjustments required by this Section 5.3 shall be made whenever and as often as any specified event requiring an adjustment shall occur. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(c) To the extent that any Applicable Securities shall be issued for cash consideration, the consideration received by the Company therefor shall be the amount of the cash received by the Company therefor, or, if such Applicable Securities are offered by the Company for subscription, the subscription price, or, if such Applicable Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case subtracting (x) any amounts paid or receivable for accrued interest or accrued dividends and (y) any compensation, discounts or expenses paid or incurred by the Company for and in the underwriting of, or otherwise in connection with, the issuance thereof). To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the Fair Market Value of such consideration at the time of such issuance. In case any Applicable Securities shall be issued in connection with any merger in which the Company issues any securities, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the assets and business of the nonsurviving corporation as such Board in its reasonable good faith judgment shall determine to be attributable to such Applicable Securities. The consideration for any Applicable Securities issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Company for issuing such warrants or other rights plus the lowest amount of additional consideration payable to the Company upon exercise of such warrants or other rights. The consideration for any Applicable Securities issuable pursuant to the terms of any convertible or exchangeable securities shall be the consideration received by the Company for issuing such securities, plus the lowest amount of additional consideration, if any, payable to the Company upon the exercise of the right of conversion or exchange in such securities. In case of the issuance at any time of any Applicable Securities in payment or satisfaction of any dividends upon any class of stock other than Common Stock, the Company shall be deemed to have issued such Applicable Securities for no consideration.
(d) In computing adjustments under this Section 5.3, fractional interests in Common Stock shall be taken into account to the nearest 1/1,000th of a share.
(e) Whenever the number of shares of Common Stock held by RB shall be adjusted pursuant to this Section 5.3, the Company shall forthwith prepare and deliver to RB a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company determined the Fair Market Value of any evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights), specifying the additional number of shares of Common Stock to which RB has become entitled.
(f) Notwithstanding anything herein to the contrary, the rights provided to RB under this Section 5.3 shall terminate on: (i) the date that the time period for RB to exercise the Put Option in accordance with the provisions of Section 4.5(a) hereof expires without such exercise, or (ii) the date that Encore pays the purchase price for the Put Option in full in accordance with the provisions of Section 4.5(b) hereof.

Section 5.4 Optional Redemption of RB Common Stock. The Company shall have the option to repurchase all or any portion of the Common Stock held by RB at any time until 5:00 p.m. E.S.T. on the 90th day following the Effective Date in increments of $1,000,000, at a price equal to the Applicable Share Price per share, by wire transfer of immediately available federal funds to an account specified by RB. The Company shall exercise this option by giving at least 2 Business Day’s prior written notice to RB.
ARTICLE VI
REGISTRATION RIGHTS
Any and all Transfers of Company Capital Stock permitted pursuant to Article IV of this Agreement shall include the Transfer of the registration rights granted pursuant to this Article VI attached to any Registrable Securities comprising such Company Capital Stock.
Section 6.1 Registrations.
(a) Demand Registration Rights. If at any time following one hundred eighty (180) days after the effective date of the registration statement for the Company’s initial public offering, the Company receives a request from a Stockholder or group of Stockholders in the aggregate holding at least ten percent (10%) of the then outstanding Registrable Securities (the “Registrant”) that the Company effect the registration of Registrable Securities, and specifying the intended method or methods of disposition thereof, then the Company shall (i) within ten (10) Business Days after the date such request is given by the Registrant, give notice thereof (the “Demand Notice”) to all other Stockholders and (ii) as soon as practicable, and in any event within forty-five (45) Business Days after the date such request is given, effect the registration under the Securities Act of all Registrable Securities that the Registrant requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Stockholder, as specified by notice given by each such Stockholder to the Company within ten (10) Business Days of the date the Demand Notice is given, and in each case, subject to the limitations set forth in this Article VI.
(b) Piggy-Back Registrations. If the Company at any time proposes to register any Common Stock under the Securities Act in connection with the public offering of such securities (other than in an Excluded Registration), whether on behalf of the Company or any Stockholder, the Company shall, at such time, promptly, but in no event less than 20 Business Days prior to the initial filing with the SEC of such registration statement, give each Stockholder notice of such proposed registration, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company. Upon the request of each Stockholder given within fifteen (15) Business Days after such notice is given by the Company, the Company shall, subject to the provisions of Section 6.2, cause to be registered all of the Registrable Securities that each such Stockholder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 6.1 before the effective date of such registration, whether or not any Stockholder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 6.5.

(c) S-3 Registrations. At any time after the Company becomes eligible to file a registration statement on Form S-3, a Stockholder or group of Stockholders in the aggregate holding at least ten percent (10%) of the then outstanding Registrable Securities may request, in writing, that the Company effect the registration on Form S-3 of Registrable Securities. Upon receipt of any request for registration pursuant to this Section 6.1(c), the Company shall promptly give written notice of such proposed registration to all other Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Securities as such Stockholders may request in such notice of election, subject in the case of an underwritten offering to the terms of Section 6.2. Thereupon, the Company shall, as expeditiously as possible, use its commercially reasonable efforts to effect the registration on Form S-3 of all Registrable Securities which the Company has been requested to so register. Notwithstanding the foregoing, no Stockholder shall have the right to require the Company to file a Registration Statement on Form S-3 under this Section 6.1(c) if such Stockholder was given the opportunity to register all of such Stockholder’s Registrable Securities on a Registration Statement filed by the Company pursuant to Section 6.1(a) above or this Section 6.1(c) within the one hundred and twenty (120) days immediately preceding such request and provided further that the Company may delay effecting a registration on Form S-3 requested to be filed by a Stockholder hereunder for a period not to exceed seventy-five (75) days if declaring such a registration statement effective would require the preparation by the Company of financial statements other than those required to be filed by the Company pursuant to its quarterly and annual period reporting requirements pursuant to the Exchange Act.
(d) IF RB holds less than 10% of the then outstanding Registrable Securities, it shall nonetheless be entitled to require registration as contemplated by (a) and (c) above so long as it holds at least 25% of the shares of Common Stock held by it on the date of this Agreement.
Section 6.2 Underwriting Requirements. In the case of any registration to be effected pursuant to an underwritten public offering, the underwriter will be selected by the Company provided that such underwriter is reasonably acceptable to a majority in interest of Stockholders participating in such offering. In such event, the right of any Stockholder to include such Stockholder’s Registrable Securities in such registration shall be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting to the extent provided herein. All Stockholders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 6.3(v)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 6.2, if the underwriter(s) advise(s) the Stockholders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the number of Registrable Securities that may be included in the underwriting shall be allocated among such Stockholders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Stockholder or in such other proportion as shall mutually be agreed to by all such selling Stockholders; provided, however, that the number of Registrable Securities held by the Stockholders to be included in such underwriting shall not be reduced unless all other securities (other than those being offered by the Company) are first entirely excluded from the underwriting and in no event will the number of Registrable Securities held by any Stockholder to be included in such underwriting be reduced unless the number of Registrable Securities held by each other Stockholder to be included in such underwriting is also proportionately reduced.

Section 6.3 Obligations of the Company. Whenever the Company intends to or is required under this Article VI to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and keep such registration statement effective for a period of at least one hundred eighty (180) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Stockholder refrains, at the request of an underwriter in any such offering, from selling any securities included in such registration; and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred eighty (180) day period shall be extended for up to three hundred sixty-five (365) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold; one legal counsel representing the holders of Registrable Securities selected in accordance with Section 6.5 (“Legal Counsel”) shall be entitled to review and comment on any such registration statement within a reasonable number of days prior to its filing with the SEC;
(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement; Legal Counsel shall be entitled to review and comment on any such amendments, supplements and prospectuses within a reasonable number of days prior to their respective filing with the SEC;
(c) furnish to the selling Stockholders such numbers of copies of a prospectus, including a preliminary prospectus, and a summary prospectus, as required by the Securities Act, and such other documents as the Stockholders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Stockholders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act, and do such other reasonable acts and things as may be required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such registration statement;
(e) in the event of any underwritten public offering, enter into and perform its obligations under, and use its commercially reasonable efforts to satisfy the conditions to the obligations under, an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering, and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including, but not limited to, making appropriate members of management available for participation in roadshows and other marketing events;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h) promptly make available for inspection by the selling Stockholders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Stockholders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, attorneys and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i) notify each selling Stockholder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;
(j) furnish, at the request of any holder requesting registration of Registrable Securities pursuant to Section 6.1(a), on the date that such Registrable Securities are delivered to the underwriters for sale pursuant to such registration or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such shares becomes effective, (1) an opinion, dated such date, of the independent counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and if such securities are not being sold through underwriters, then to the holders making such request, stating that such registration statement has become effective under the Securities Act and that (i) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (ii) the registration statement, the related prospectus, and each amendment or supplement thereto, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the SEC thereunder (except that such counsel need express no opinion as to financial statements contained therein), (iii) the descriptions in the registration statement or the prospectus, or any amendment or supplement thereto, of all legal matters and contracts and other legal documents or instruments are accurate and fairly present the information required to be shown, and (iv) such counsel does not know of any legal or governmental proceedings, pending or contemplated, required to be described in the registration statement or prospectus, or any amendment or supplement thereto, which are not described as required, nor of any contracts or documents or instruments of a character required to be described in the registration statement or prospectus, or any amendment or supplement thereto, or to be filed as exhibits to the registration statement which are not described and filed or incorporated by reference as required; such counsel shall also confirm that he has no reason to believe that either the registration statement or the prospectus, or any amendment or supplement thereto (other than financial material as to which such counsel need make no statement) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which made, not misleading; and (2) a letter dated such date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such securities are not being sold through underwriters, then to the holder making such request and, if such accountants refuse to deliver such letter to such holder, then to the Company stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act. Such opinion of counsel shall additionally cover such other legal matters with respect to the registration in respect of which such opinion is being given as such holders of Registrable Securities may reasonably request. Such letter from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than 5 Business Days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the holders holding a majority of the Registrable Securities being so registered may reasonably request;
(k) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and
(l) after such registration statement becomes effective, notify each selling Stockholder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
Section 6.4 Obligation to Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article VI with respect to the Registrable Securities of any selling Stockholder that such Stockholder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Stockholder’s Registrable Securities.

Section 6.5 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Article VI, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Stockholders (selected by those holding a majority of the securities being registered), expenses of any special audits incident to or required by any such registration and expenses of complying with securities or blue sky laws, shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Article VI shall be borne and paid by the Stockholders pro rata on the basis of the number of Registrable Securities registered on their behalf.
Section 6.6 “Market Stand-off” Agreement. Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to any underwritten public offering of shares of Common Stock, and ending on the date specified by the Company and the managing underwriter for such offering (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the underwriter for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Company Capital Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Company Capital Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 6.6 shall apply to any underwritten public offering conducted by the Company, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Stockholders only if all Stockholders individually owning more than five percent (5%) of the outstanding shares of the Company Capital Stock or who are directors or executive officers of the Company are subject to the same restrictions. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 6.6 or that are necessary to give further effect thereto.
Section 6.7 Indemnification and Contribution. (a) In the event of any registration of any of Registrable Securities under the Securities Act pursuant to this Article VI, the Company shall indemnify and hold harmless the holder of such Registrable Securities, such holder’s directors and officers, and each other Person (including each underwriter) who participated in the offering of such Registrable Securities and each other Person, if any, who controls such holder or such participating Person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such holder or any such director or officer or participating Person or controlling Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, any free-writing prospectus, or any amendment or supplement thereto, or (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such holder or such director, officer or participating Person or controlling Person for any legal or any other expenses reasonably incurred by such holder or such director, officer or participating Person or controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any alleged untrue statement or alleged omission made in such registration statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such holder specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or such director, officer or participating Person or controlling Person, and shall survive the transfer of such securities by such holder.
(b) Each holder of any Registrable Securities agrees to indemnify and hold harmless the Company, its directors and officers and each other person, if any, who controls the Company within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or any such Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information in writing provided to the Company by such holder of such Registrable Securities contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act at the request of such holder, any preliminary prospectus or final prospectus contained therein, any free-writing prospectus, or any amendment or supplement thereto.
(c) If the indemnification provided for in this Section 6.7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.7(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
The benefits afforded by this Section 6.7 shall be in addition to, not in lieu of, those in any relevant underwriting agreement.
Section 6.8 Termination of Registration Rights. The right of any Stockholder to request inclusion of Registrable Securities in any registration pursuant to this Article VI shall terminate when all of such Stockholder’s Registrable Securities can be sold without restriction under SEC Rule 144 within any ninety (90) day period.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
Each Stockholder makes the following representations and warranties as of the date hereof, with respect to itself only (and not with respect to any other Stockholder), to and for the benefit of the Company:
(a) Organization; Authority. If the Stockholder is not a natural person, then it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. If the Stockholder is a natural Person, then it has the legal capacity to enter into, and to be bound by, this Agreement. The Stockholder has the requisite authority to enter into and perform its obligations under this Agreement.
(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by the Stockholder has been duly and validly authorized by all necessary action of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder, or an authorized representative of the Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legally valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms; subject, however, as to enforcement only, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity). The execution, delivery and performance of this Agreement by such Stockholder will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the organizational documents of such Stockholder or any Applicable Law.

(c) Legal Proceedings. There is no litigation, arbitration or governmental investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that individually or when aggregated with one or more other such litigations, arbitrations or governmental investigations or proceedings has or might reasonably be expected to have a material adverse effect on such Stockholder’s ability to execute, deliver and perform this Agreement.
(d) Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any Governmental Authority is required to be made, obtained or given by the Stockholder in connection with the execution, delivery or performance of this Agreement that has not been so made, obtained or given.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i)  EI and (ii) RB, or their permitted assigns. The Company shall give prompt notice of any amendment or waiver hereunder to any party hereto whose consent was not required and that did not consent in writing to such amendment or waiver. Any amendment or waiver effected in accordance with this Section 8.1 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
Section 8.2 Successors. This Agreement and all of the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Stockholders, and their legal representatives, heirs and successors and permitted assigns.
Section 8.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware without regard to any conflict of laws thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the Chancery Court of the State of Delaware (or if the Chancery Court does not have jurisdiction, any other state or federal court within the State of Delaware), and each of the parties hereby irrevocably agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.
Section 8.4 Waiver of Jury Trial. To the fullest extent permitted by law, each Stockholder hereby waives trial by jury in any action, proceeding or counterclaim brought by a Stockholder or the Company with respect to any matter whatsoever arising out of or in any way connected with this Agreement, or the enforcement of any remedy under any statute with respect thereto.

Section 8.5 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature (including in Adobe Acrobat format) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 8.6 Construction of Agreement. As used herein, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and all pronouns shall include the masculine, feminine and neuter, whenever the context and facts require such construction. The headings, captions, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.
Section 8.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given when: (i) delivered by hand to the party to be notified; (ii) when sent by electronic mail or facsimile with confirmation of transmission by the transmitting equipment, (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the Signature Page hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such electronic mail address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 8.7.
Section 8.8 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
Section 8.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates of Stockholders shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
Section 8.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) the License and the Certificate constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

Section 8.11 Assurances. Each of the Stockholders shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.
Section 8.12 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party bound hereby, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever (including, without limitation, third party beneficiary rights) under or by reason of this Agreement or by Applicable Law. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over against) any party to this Agreement.
Section 8.13 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed effective as of the date and year first above written.

THE RUSS COMPANIES, INC.
By:	/s/ Richard Snow
	Name:	Richard Snow
	Title:	President

Address for Notices: 111 Cloverleaf Drive Winston-Salem, NC 27103 Attention: Richard Snow, CEO Fax no.: 858-485-1233 RUSS BERRIE AND COMPANY, INC.
By:	/s/ Bruce G. Crain
	Name:	Bruce G. Crain
	Title:	President and Chief Executive Officer

Address for Notices: 111 Bauer Drive Oakland, New Jersey 07436 Attention: Marc S. Goldfarb, SVP and General Counsel Fax no.: 201-405-7377 ENCORE INVESTORS II, INC.
By:	/s/ Richard Snow
	Name:	Richard Snow
	Title:	President

Address for Notices: 111 Cloverleaf Drive Winston-Salem, NC 27103 Attention: Richard Snow, CEO Fax no.: 858-485-1233
Stockholders Agreement

SCHEDULE A
THE RUSS COMPANIES, INC.
LIST OF STOCKHOLDERS

Number of shares of Company
Name and Address of Stockholders	Capital Stock

Encore Investors II, Inc.	801
Russ Berrie and Company, Inc.	199